Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933 OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT, THE AVAILABILITY OF WHICH EXEMPTION MUST BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE COMPANY.  THE TRANSFER OF THIS INSTRUMENT IS RESTRICTED AS DESCRIBED HEREIN.

[Date]

WARRANT AGREEMENT

NEOS THERAPEUTICS, INC.

This Warrant is issued, for value received, to [                          ] (the “Holder”), by Neos Therapeutics, Inc., a Delaware corporation (the “Company”).

1.                                      Purchase of Shares.  Subject to the terms and conditions of this Warrant, the Holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company may notify the Holder hereof in writing), to purchase from the Company                                      (              ) fully paid and nonassessable shares of Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”).  The number of such shares are subject to adjustment as provided in Section 9 hereof. If, during the exercise period of this Warrant, the Company’s Series C Preferred Stock is converted into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), or another class of the Company’s capital stock (such Common Stock or other class of capital stock, as applicable, being referred to herein as the “Conversion Stock”), then this Warrant shall be exercisable for the number of shares of Conversion Stock equal to the number of Conversion Stock that the Series C Preferred Stock covered by this Warrant would have been converted.  In the event such a conversion occurs, all references herein to “Series C Preferred Stock” shall mean “Conversion Stock,” as applicable.

2.                                      Exercise Price.  The purchase price for each share of Series C Preferred Stock subject to this Warrant (the “Exercise Price”) shall be $5.00 per share, which is the fair market value of the Series C Preferred Stock as of the date hereof.  In the event that the Company’s Series C Preferred Stock is converted into Conversion Stock as described in Section 1 hereof, the Exercise Price for each share of Conversion Stock subject to this Warrant shall be ratably adjusted.  The Exercise Price is further subject to adjustment as provided in Section 9 hereof.

3.                                      Exercise Period.  Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, on or after the date hereof, and shall be void and no longer exercisable upon the earliest to occur of (i) the consummation of a Liquidity Event, (ii) the consummation of an Initial Public Offering (in which case this Warrant shall be exercised as provided in Section 4(b)(i)) or (iii) the third anniversary of the date of issuance of this Warrant (the “Expiration Date”).

4.                                      Method of Exercise; Expenses.

(a)                                 While this Warrant remains outstanding and exercisable in accordance with Section 3, the Holder may exercise, in whole or in part, and from time to time, the purchase rights evidenced hereby.  Such exercise will be effected by:

(i)                                     the surrender of this Warrant, together with a duly executed copy of the form of subscription attached hereto, to the Corporate Secretary of the Company at its principal offices; and

(ii)                                  The payment of the Exercise Price either (at the Holder’s election) (A) by cash, check or wire transfer of an amount equal to the aggregate Exercise Price for the number of shares of Series C Preferred Stock being purchased or (B) by surrender of Warrants (“Net Issuance”) as determined below.  If the Holder elects the Net Issuance method, the Company shall issue Series C Preferred Stock in accordance with the following formula:

X = Y(A-B)
A

Where:         X =                             the number of shares of Series C Preferred Stock to be issued to the Holder.

Y =                             the number of shares of Series C Preferred Stock requested to be exercised under this Warrant.

A =                             the current fair market value of one (1) share of Series C Preferred Stock.

B =                             the Exercise Price.

(b)                                 For purposes of the calculation in Section 4(a), current fair market value of Series C Preferred Stock shall mean with respect to each share of Series C Preferred Stock:

(i)                                     if the exercise is in connection with an Initial Public Offering, and if the Company’s Registration Statement relating to such public offering has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”), then the fair market value for one share of Common Stock acquired upon the conversion of Series C Preferred Stock shall be the initial “Price to Public” specified in the final prospectus with respect to the Initial Public Offering.  To the extent this Warrant has not been previously exercised, upon the Initial Public Offering this Warrant shall be deemed to be exercised pursuant to Section 4(a)(ii)(B); and

(ii)                                  if at any time the Company’s Common Stock is not listed on any securities exchange or quoted in the NASDAQ Stock Markets or the over-the-counter market, the current fair market value of one share of Series C Preferred Stock shall be the value determined in good faith by its Board of Directors exercising reasonable business judgment, unless the Company is then subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the fair market value of one share of Series C Preferred Stock shall be deemed to be the value received by the holders of the

Company’s Series C Preferred Stock for one share of Series C Preferred Stock pursuant to such merger, acquisition or consolidation.

(c)                                  The Company will pay all expenses, taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of this Warrant and the Series C Preferred Stock.

(d)                                 Each exercise of this Warrant will be deemed to have been effected immediately prior to the close of business on the day on which this Warrant will have been surrendered to the Company as provided in Section 4(a).  At such time, the person or persons in whose name or names any certificates for the shares of Series C Preferred Stock will be issuable upon such exercise will be deemed to have become the Holder or holders of record of the Series C Preferred Stock represented by such certificates.  In the case of an exercise of this Warrant as a result of the consummation of an Initial Public Offering, each exercise of this Warrant will be deemed to have been effected immediately prior to the consummation of the Initial Public Offering as provided in Section 4(b)(i).

(e)                                  If this Warrant is exercised in part only, the Company shall execute and deliver a new Warrant of the same tenor evidencing the right of the Holder to purchase the balance of the Series C Preferred Stock purchasable hereunder upon the same terms and conditions as herein set forth.

5.                                      Certificates for Shares.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of shares of Series C Preferred Stock so purchased will be issued as soon as practicable thereafter, and in any event within ten (10) business days of the delivery of the subscription notice.

6.                                      Valid Issuance of Shares.  The Company covenants that: (i) it will at all times keep reserved for issuance upon exercise hereof such number of shares of Series C Preferred Stock as will be issuable upon such exercise; and (ii) the shares of Series C Preferred Stock, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and preemptive or similar rights with respect to the issuance thereof.

7.                                      No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares will be issued upon the exercise of this Warrant, but in lieu of a fraction of a share the Company will make a cash payment therefor on the basis of the then-current fair market value of such fraction of a share, as determined in good faith by the Board of Directors of the Company.

8.                                      No Stockholder Rights.  Prior to exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the shares of Series C Preferred Stock issuable upon exercise of this Warrant, including (without limitation) the right to vote such shares, receive dividends or other distributions thereon, or be notified of stockholder meetings.

9.                                      Adjustments.  The Exercise Price and the number and type of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a)                                 Merger and Sale of Assets.  If at any time there shall be a capital reorganization of the shares of the Company’s stock (other than a combination, reclassification, recapitalization, exchange or subdivision of shares otherwise provided for herein), or a merger or consolidation of the Company with or into another corporation whether or not the Company is the surviving corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person (hereinafter referred to as a “Merger Event”), then, as a part of such Merger Event, if the Holder has not otherwise elected, on a timely basis, to exercise the Warrant under Section 4(a), above, the Company shall cause this Warrant to be exchanged and cancelled for the consideration that the Holder would have received in connection with the Merger Event as if the Holder had exercised this Warrant in full pursuant to the Net Issuance provisions of this Warrant immediately prior to such Merger Event, without actually exercising such right, acquiring the applicable shares of Series C Preferred Stock and exchanging such shares for such consideration; provided that the foregoing sentence of this Section 9(a) shall not apply to a Merger Event in which the consideration otherwise payable to the Holder is in a form other than cash and/or liquid securities.  In the event of a Merger Event in which the Holder would be entitled to receive consideration other than cash or liquid securities, this Warrant shall not be cancelled and shall remain outstanding, exercisable for the consideration to which a holder of the applicable number of shares of Series C Preferred Stock would have been entitled to receive in such Merger Event.

(b)                                 Reclassification of Shares.  If the Company at any time shall, by combination, reclassification, recapitalization, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, recapitalization, exchange, subdivision or other change.  For the sake of clarity, such process shall apply for any and all successive events of such combination, reclassification, recapitalization, exchange, subdivision or other change.

(c)                                  Subdivision or Combination of Shares.  If the Company at any time shall subdivide its Series C Preferred Stock, the Exercise Price in effect immediately prior to such subdivision or declaration shall be proportionately reduced and the number of shares of Series C Preferred Stock for which this Warrant is issuable shall automatically be proportionately increased.  Conversely, in case the outstanding Series C Preferred Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be automatically proportionately increased, and the number of shares of Series C Preferred Stock for which this Warrant is issuable shall automatically be proportionately reduced.  For the sake of clarity, such process shall apply for any and all successive events of such subdivision, combination or other change.

(d)                                 Stock Dividends.

(i)                                     If the Company at any time shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the foregoing subsections (a), (b) or (c)) of the Company’s capital stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of the Company’s capital stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of the Company’s capital stock outstanding immediately after such dividend or distribution.  The Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Series C Preferred Stock (rounded down to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Series C Preferred Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(ii)                                  If the Company at any time shall pay a dividend, or make any other distribution, upon the Series C Preferred Stock which is payable in cash or property of the Company (except any dividend or distribution specifically provided for in the foregoing subsections (a), (b), (c) or (d)(i)), then, in each such case, provision shall be made by the Company such that the Holder shall receive upon exercise or conversion of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Series C Preferred Stock as of the record date fixed for the determination of the stockholders of the Company entitled to receive such dividend or distribution.

10.                               Notice of Adjustments.

(a)                     Whenever the Exercise Price or number or type of shares purchasable hereunder shall be adjusted or readjusted pursuant to Section 9 hereof, the Company shall promptly, at the Company’s expense, (i) issue a notice setting forth, in reasonable detail, the event requiring the adjustment or readjustment, the amount of the adjustment or readjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment and the amount, if any, of other property that at the time would be received upon exercise of the Warrant, all after giving effect to such adjustment or readjustment and (ii) mail a copy of such certificate to the Holder of this Warrant in accordance with Section 14 hereof to the address provided on the signature page to this Warrant.

(b)                     In the event of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any merger or consolidation of the Company with or into another corporation, or any Liquidity Event, then, and in each such case, the Company shall provide the Holder with written notice which shall, among other things, specify, as applicable, the date on which such reorganization, reclassification, merger or consolidation, or Liquidity Event is to take place, and the time, if any is to be fixed, as of which the holders of record of capital stock shall be entitled to exchange their shares of capital stock for securities and/or cash and/or or other property deliverable upon any such reorganization, reclassification, merger or consolidation or Liquidity Event, as the case may be.  Such notice shall be mailed at least 10 days prior to the date therein specified for the occurrence of any of the foregoing events.

(c)                      All such notices, advice and communications shall be given in the manner set forth in Section 14 hereof.

(d)                     The notice period shall begin on the date Holder actually receives a written notice containing all the information specified above.

11.                               Transferability.  Subject to compliance with applicable federal and state securities laws and the provisions of this Section 11, this Warrant and all rights hereunder may only be transferred in whole or in part by the Holder of this Warrant with the prior written consent of the Company.  In the event of a partial transfer, the Company will issue to the new Holders one or more appropriate new warrants.  As a condition to the transfer of this Warrant, each transferee of this Warrant shall become a party to any agreements among the Company and the holders of Series C Preferred Stock, including without limitation (i) that certain Investors’ Rights Agreement dated as of June 19, 2009 (as it has been and may in the future be amended, the “Investors’ Rights Agreement”), (ii) that certain Right of First Refusal and Co-Sale Agreement dated as of June 19, 2009 (as it has been and may in the future be amended, the “Right of First Refusal and Co-Sale Agreement”), and (iii) that certain Amended and Restated Voting Agreement dated as of October 29, 2009 (as it has been and may in the future be amended, the “Voting Agreement”), and shall have the rights and obligations hereunder and thereunder.

12.                               Successors and Assigns.  The terms and provisions of this Warrant will inure to the benefit of, and be binding upon, the Company and the Holders hereof and their respective successors and permitted assigns.

13.                               Amendments and Waivers.  Any waiver or amendment of any term of this Warrant must be in writing signed by the Holder and by the Company and will be binding upon any subsequent holder of this Warrant.

14.                               Notices.  All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address as set forth on the books of the Company or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by reputable overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents, and other communications hereunder will be deemed to have been given either (x) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (y) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (z) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

15.                               Governing Law.  This Warrant will be governed by the laws of the State of Delaware (without giving effect to the conflict of law principles thereof).

16.                               Disputes.

(a)                                 Any dispute, claim, question, or disagreement involving the interpretation or enforcement of any provision of this Warrant or breach hereof or otherwise arising under or in connection with this Warrant between the parties to this Warrant, if not amicably settled by the parties within thirty (30) days following notice of dispute, shall be referred to senior management of the parties (having authority to irrevocably bind the respective Parties) for resolution.  In the event the controversy, dispute or difference has not been resolved within thirty (30) days following referral to senior management, or such longer period as the parties may mutually agree, then either party may pursue their remedies as set forth in this Section 16.

(b)                                 Arbitration.  Any dispute, claim, question, or disagreement involving the interpretation or enforcement of any provision of this Warrant or breach hereof or otherwise arising under or in connection with this Warrant shall be submitted to binding arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (expedited procedures) then in effect. There shall be three (3) arbitrators, all of whom shall be neutral, and at least one (1) of whom shall be an attorney licensed to practice law in the State of Texas for at least ten (10) years. The arbitrators shall have the authority to exclude evidence found to be irrelevant, redundant, or prejudicial beyond its probative value, and are instructed to exercise that authority consistently with reasonably expediting the proceeding. The arbitrators may order specific performance, preliminary and final injunctive relief, and other equitable relief.  The award of the arbitrators may be entered and enforced in any court of competent jurisdiction.  In all cases where there is a dispute over the fair market value of the Company or the value of any securities thereof, the arbitration shall be conducted as a “baseball style” arbitration where each party or side will submit one and only one proposed fair market value to the arbitrators and the arbitrators shall then be instructed and shall determine that the fair market value is exactly equal to one of the proposed valuations.

(c)                                  Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS WARRANT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

(d)                                 Attorneys’ Fees.  The arbitrators may award to the substantially prevailing party in their discretion attorneys’ fees and all other fees, costs, and expenses of enforcing any right of such substantially prevailing party under or with respect to this Warrant, including, without limitation, such reasonable fees and expenses of attorneys and accountants.

17.                               Definitions.

As used herein, the following terms shall have the following meanings:

(a)                     An “Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person.  A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(b)                     “Initial Public Offering” means the first firm commitment underwritten public offering for shares of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

(c)                      “Liquidity Event” means (i) any merger or consolidation of the Company into or with another corporation (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation); (ii) any sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions; or (iii) any other transaction or series of related transactions engaged in by the Company pursuant to or as a result of which a single Person (or a group of Affiliated Persons) acquires capital stock of the Company representing a majority of the Company’s outstanding voting power (including, without limitation, the ability to elect a majority of the members of the Board of Directors of the Company), except such events in which a change in majority ownership of the Company occurs as a result of an equity financing event.

(d)                     “Person” means an individual or group of individuals, a corporation, an association, a partnership, a limited or general limited liability company, an estate, a trust, and any other entity or organization, governmental or otherwise.

[SIGNATURES ON FOLLOWING PAGE]

COMPANY:

NEOS THERAPEUTICS, INC.

By:
Vipin K. Garg, Ph.D.
Chief Executive Officer

HOLDER:

[ ]

By.
Name:
Title:

Address for Notices:

SIGNATURE PAGE TO WARRANT

SUBSCRIPTION

Neos Therapeutics, Inc.

Attention:  Corporate Secretary

The undersigned, the Holder of the attached Warrant, hereby irrevocably elects to purchase, pursuant to the provisions of the attached Warrant,                shares of Series C Preferred Stock of Neos Therapeutics, Inc., a Delaware corporation (or such other securities issuable hereunder).  The undersigned hereby represents and warrants that the undersigned is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

[Payment of the exercise price per share required under such Warrant accompanies this Subscription.]

or

[The undersigned elects to utilize the Net Issuance provisions in Section 4 of the Warrant, and understands that as a result, the number of shares issued will be less than the number set forth above.]

WARRANT HOLDER:

[ ].

Date:	By:
Name:
Title: